Exhibit 99.1

Ultralife to Record $2.7 Million Charge in First Quarter 2011

Settlement-in-Principle on DCAA Exigent Contract Audit

Management Updates 2011 Guidance

NEWARK, N.Y.--(BUSINESS WIRE)--April 29, 2011--Ultralife Corporation (NASDAQ: ULBI) announced today that first quarter 2011 results will include a $2.7 million charge, which will be accounted for as a reduction to revenues, to reflect a proposed settlement with the U.S. government related to three exigent contracts that were completed between 2003 and 2004.

As disclosed in the Form 10-K for the period ended December 31, 2010 filed with the Securities and Exchange Commission, the company advised that it had received a proposed settlement from the US Attorney’s Office with respect to ongoing discussions it has had regarding the three exigent, non-bid contracts with the U.S. government that have been subject to an audit and final price adjustment. In September 2005, the Defense Contracting Audit Agency (“DCAA”) presented its findings related to the audits of the three exigent contracts, suggesting a potential pricing adjustment of $1.4 million related to reductions in the cost of materials that occurred prior to the final negotiation of these contracts. Ultralife fully cooperated with these audits and continued to furnish to the government requested information and documents.

Under applicable federal law, the company may have been subject to treble damages and penalties associated with the potential pricing adjustment. In light of the uncertainty, the company decided to enter into discussions with the U.S. Attorney’s Office in April to negotiate a settlement which would be in the best interests of its customers, employees and shareholders.

On April 21, Ultralife was advised by the government that there was a $2.7 million settlement-in-principle to resolve all claims related to the contracts, subject to final approval by the Department of Justice. As a result, Ultralife will record a $2.7 million charge as a reduction in revenues for the first quarter of 2011. Payment terms remain to be finalized with the U.S. government.

“Our decision to move forward with the proposed settlement reflects our desire to avoid any further expense and consumption of time devoted to this matter,” said Michael D. Popielec, Ultralife’s president and chief executive officer. “Throughout the negotiating process, we have maintained strong relationships with our customers in the U.S. government. With this issue soon to be behind us, we look forward to concentrating all of our efforts on developing and delivering innovative new power products and communications systems that meet the soldier modernization requirements of an increasingly mobile military.”

Updated 2011 Guidance

Management has updated its guidance for 2011 revenue and operating income from continuing operations reflecting the $2.7 million charge and now expects revenue of approximately $165 million and operating income of approximately $7.8 million. This guidance takes into account management’s previously announced decision to exit the Energy Services business and, once completed, to reclassify the Energy Services segment as a discontinued operation.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com